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Transocean Ltd.
Investor Relations and Corporate Communications

Analyst Contacts:	Thad Vayda +1 713-232-7551	News Release

Diane Vento +1 713-232-8015

Media Contact:	Pam Easton +1 713-232-7647	FOR RELEASE: April 21, 2015

TRANSOCEAN LTD. APPOINTS JEREMY D. THIGPEN PRESIDENT & CEO

ZUG, SWITZERLAND-April 21, 2015-Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that Jeremy D. Thigpen has been named President and Chief Executive Officer effective April 22, 2015. Mr. Thigpen succeeds Ian C. Strachan, Interim CEO. As previously announced, Mr. Strachan, who is also the company’s Chairman of the Board of Directors, will retire from the Board at the end of his term at the 2015 Annual General Meeting following approximately 16 years of service.

Prior to joining Transocean, Mr. Thigpen spent his career in various roles at National Oilwell Varco (“NOV”) and has served since 2012 as NOV’s Senior Vice President and Chief Financial Officer. Additionally, he was President of NOV’s Downhole and Pumping Solutions business from 2007 until 2012, and from 2003 to 2007 served as President of NOV’s Downhole Tools group. Mr. Thigpen joined National-Oilwell, Inc. in 1997 and, before being named President of Downhole Tools, served in various management and business development capacities, including Director of Business Development and Special Assistant to the Chairman. Mr. Thigpen earned a Bachelor of Arts, Economics and Managerial Studies from Rice University and completed the Program for Management Development at Harvard Business School.

“Jeremy is an exceptionally talented and proven executive who brings to Transocean considerable experience and a unique perspective on the industry,” said Mr. Strachan. “As evidenced by the unanimous support of the Board, Jeremy is the right person at the right time for Transocean. He has a strong record of value creation and fully embraces our business philosophy, including our commitment to safety and operational excellence; respect for our employees, customers and suppliers; honesty and integrity; and financial discipline. We are extremely fortunate to have Jeremy join us in the Chief Executive role.”

Mr. Thigpen said, “I am truly humbled, honored and excited to have been selected to lead one of the most respected franchises in the industry. I look forward to collaborating with the management team, employees, and customers to reinforce and continue to enhance Transocean’s premier position among offshore drillers.”

About Transocean
Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 65 mobile offshore drilling units consisting of 41 high-specification floaters (ultra-deepwater, deepwater and harsh-environment drilling rigs), 14 midwater floaters and 10 high-specification jackups. In addition, the company has seven ultra-deepwater drillships and five high-specification jackups under construction.

For more information about Transocean, please visit: www.deepwater.com.